Exhibit 10.1

INVESTMENT ADVISOR AGREEMENT

This INVESTMENT ADVISOR AGREEMENT (the “Agreement”) is effective as of December 8, 2010 by and between NORTHERN TRUST INVESTMENTS, N.A., a national banking association, (“NTI”), and GALLIARD CAPITAL MANAGEMENT, INC. (the “Advisor”).

WHEREAS the American Bar Association Members Retirement Trust and the American Bar Association Members Pooled Trust for Retirement Plans (collectively referred to as the “Trusts”), for which The Northern Trust Company, the affiliate of NTI, acts as trustee, are maintained pursuant to agreements between the ABA Retirement Funds (“ABRF”) and The Northern Trust Company for the purpose of funding the American Bar Association Members Retirement Plan, the American Bar Association Members Defined Benefit Pension Plan (together, the “ABA Members Plans”) and other employee benefit plans, as adopted by eligible individuals, organizations, partnerships, corporations or associations (each such individual employee benefit plan being referred to as a “Plan” and collectively as the “Plans”), which Plans must meet the requirements for qualification under Section 401 of the Internal Revenue Code of 1986, as amended and in effect from time to time (the “Code”);

WHEREAS, certain assets of the Trusts are deposited in a collective investment fund, known as the ABA RF Stable Asset Return FUND (the “Fund”), established under the American Bar Association Members/NTI Collective Trust (the “ABA Members Collective Trust”) under which NTI is trustee (the “Trustee”), pursuant to the Declaration of Trust, effective July 1, 2010, as amended and in effect from time to time (the “Declaration of Trust”);

WHEREAS, the Fund is established under a group trust maintained by the Trustee and is exempt from tax pursuant to Revenue Ruling 81-100;

WHEREAS, the Trustee desires to retain the Advisor to make recommendations with respect to the appointment, retention and termination of investment advisors to assist the Trustee in managing such assets of the Fund as the Trustee may designate from time to in writing to the Advisor (such designated assets in each case to be referred to as the “Sub-Account”) ; and

WHEREAS the parties desire to set forth, among other things, the duties, terms and conditions under which the Advisor will carry out such advisory functions;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, it is agreed as follows:

1. Appointment of the Advisor. The Advisor is hereby appointed and employed as investment advisor to the Trustee to make recommendations with respect to the appointment, retention and termination of investment advisors to assist the Trustee in its management of the assets of the Fund. The Advisor shall provide investment advisory and certain other related services to or on behalf of the Trustee, all in accordance with the terms and conditions of this Agreement.

2. Acceptance by the Advisor. The Advisor hereby accepts such appointment and employment and acknowledges that, (a) with respect to the assets in the Fund it is a fiduciary, as defined in the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time (“ERISA”), with respect to the Trusts and the Plans and (b) no person associated with the Advisor is a trustee or administrator of, or an employer of anyone covered by, any Plan. The Advisor represents that it is registered, or exempt from registration, under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and that it is in the business of acting as a fiduciary with respect to assets of various retirement plans and trusts. The Advisor agrees and covenants that it will notify the Trustee within ten (10) business days of (v) any change of its status under the Advisers Act, (w) the receipt of formal notice of the commencement of any proceeding by any governmental agency to take any action which would change its status under the Advisers Act, (x) notice by any governmental agency of the intent to place material limitations on the activities of the Advisor, (y) notice by any governmental agency that it intends to begin an investigation of the Advisor that is outside of the scope of routine investigations that such agency conducts from time to time of businesses engaged in the same or similar activities as the Advisor, or (z) notice by any governmental agency that it has identified an area of non-compliance or other concern in the course of any investigation of the Advisor. Throughout this Agreement, the term “business day” shall mean any day in which the New York Stock Exchange is open for trading and on which the Trustee’s principal office is open for business.

3. The Advisor’s Services. (a) The Advisor shall make recommendations to the Trustee with respect to the appointment, retention and termination of investment advisors for each such Subaccount of the Fund as Trustee may request, from time to time. The Trustee will determine the manner, form and frequency with which such recommendations are to be provided and updated, and communicate such requirements to the Advisor. Advisor will make recommendations to the Trustee with respect to deposits to and withdrawals from sub-investment advisor’s accounts in accordance with the Investment Objectives and Guidelines. Advisor will monitor the investment activity of each sub-investment advisor, review compliance with the Investment Objectives and Guidelines and monitor their performance, all in connection with its responsibilities as described in the first sentence of this paragraph 3(a) and will provide such reports and other information with respect to such activity as the Trustee determines are required.

(a) Advisor’s Duty of Care. The Advisor shall discharge its duties under this Agreement solely in the interests of the participants in the Plans and their beneficiaries with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims. The Advisor shall not be responsible for the operation or administration of the Trusts or the Plans. The Advisor shall have no investment advisory responsibilities other than those expressly provided in this Agreement. The Advisor shall discharge its duties in accordance with the requirements of ERISA, other applicable law and this Agreement.

(b) Fidelity Bond and Insurance. The Advisor shall maintain for the period of the Agreement a fidelity bond meeting the requirements of Section 412 of ERISA (unless the Trustee acknowledges that the Advisor is exempt from such requirements) and including its officers, directors and employees to the extent so required. The Advisor will provide to ABRF and the Trustee within twenty (20) business days of the effective date of this Agreement and at such subsequent times as requested by the Trustee or ABRF, a certificate of coverage with respect to any such policies. The Advisor will notify ABRF and the Trustee of any material changes in such policies, which change affects the coverage of the Advisor, within twenty (20) business days after the earlier of when such changes are made or are effective. (d) Nondisclosure of Information. To the extent necessary for the execution of this Agreement or to satisfy the requirements for disclosure to participants or to meet the requirements of Sections 8 and 9, the Advisor shall keep in strict confidence all information about the financial affairs of the Fund. The Advisor may include information about the Subaccount in aggregate information provided by the Advisor as long as the information is not set out separately or in any other manner that would enable a third party to determine the financial affairs of the Fund.

(c) Liability of the Advisor; Indemnification.

(1) Limitation of Liability of the Advisor. The Advisor shall not be liable for any act or omission of any other person or entity exercising a fiduciary responsibility, if such fiduciary responsibility has been allocated to such other person or entity in accordance with this Agreement, the Declaration of Trust, the Fund Declaration, the Plans or the Trusts, except to the extent that the Advisor has itself violated its fiduciary responsibility or its obligations under this Agreement, or except to the extent that applicable law (including ERISA) may expressly provide otherwise.

(d) Indemnification.

(i) Indemnification of Advisor. To the extent permitted by applicable law, the Trustee agrees to indemnify and hold harmless the Advisor for losses, damages or expenses directly resulting from (A) actions taken by the Advisor in reliance on information provided by the Trustee to the Advisor in accordance with this Agreement, including but not limited to the Trustee’s operating requirements and cash availability information, (B) actions omitted to be taken by the Advisor pursuant to instructions or directions provided by the Trustee and/or (C) valuation of the assets held in the Subaccount, computation of unit values for the Subaccount by the Trustee, or performance data and other financial information provided by the Trustee to Subaccount participants except to the extent that the Advisor has incorrectly reported or failed to report securities transactions in the Subaccount to the Trustee as provided in this Agreement and to the extent that any error in such valuation or computation is due to prices or other information provided by the Advisor.

(ii) Indemnification of the Trustee. To the extent permitted by applicable law, the Advisor agrees to indemnify and hold harmless the Trustee for any losses, damages or expenses arising out of or resulting from (A) the Advisor’s performance of its responsibilities under this Agreement, and (B) any disclosure relating to the Advisor or the services provided by the Advisor with respect to the Fund which the Advisor has prepared, approved in writing or has not disapproved within five (5) business days following transmission by facsimile, Trustee approved electronic transmission or overnight mail to a person designated by the Advisor to review such disclosure; provided, however, that the Advisor shall not be required to indemnify and hold harmless the Trustee to the extent that such losses, damages or expenses result from the Trustee’s own negligent or willfully wrong actions or from an act or omission of the Advisor with respect to which the Advisor not only has used such care, skill, prudence and diligence as a reasonably prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims, but also has otherwise acted in accordance with this Agreement and applicable law.

(iii) Advisor and Trustee Indemnification Procedures. If the party seeking indemnification is either the Advisor or the Trustee, such party shall promptly notify the indemnifying party of any claim, action, suit or proceeding, or threat thereof, which may result in a claim for indemnification. Upon such notification, the indemnifying party may, at its option, undertake the conduct and cost of defending any such claim, action, suit or proceeding and in such case shall have full control of such defense, including but not limited to selection of counsel (provided that such counsel must be reasonably acceptable to the party being indemnified) and entry into settlement agreements (provided that any such settlement agreement shall require the consent of the party being indemnified, which consent shall not be unreasonably delayed or withheld). The Trustee or the Advisor, as the indemnifying party, shall not be liable for any legal or other expenses incurred in connection with any such defense that were not specifically authorized by it; provided, however, if such indemnifying party fails to undertake and prosecute vigorously the defense of any such claim, action, suit or proceeding, it shall be liable for reasonable legal and other expenses incurred by the party being indemnified.

(e) Indemnification of ABRF.

(i) To the extent permitted by applicable law, the Advisor agrees to defend, indemnify and hold harmless ABRF, its then present and former officers, directors and advisory directors, the ABA, and its then present and former officers and Board of Governors (the “Indemnified Persons”) against any and all expenses (including attorney’s fees, judgments, fines and penalties, including any civil penalties assessed under Section 502(l) of ERISA) and amounts paid in settlement actually or reasonably incurred in connection with any threatened, pending or current action, suit, proceeding or claim, whether civil, criminal, administrative or otherwise, and the amount of any adverse judgment entered against any of them and any reasonable expenses attendant thereto by reason of any of the Advisor’s acts or omissions in connection with this Agreement; . For the above defense, indemnity and hold harmless provision to apply (i) the Indemnified Persons (or ABRF) shall inform the Advisor promptly of any claims threatened or made against any Indemnified Person, (ii) the Indemnified Persons shall cooperate fully with the Advisor in responding to such threatened or actual claims and (iii) any settlement agreement entered into by the Indemnified Persons shall require the written approval of the Advisor, which approval shall not be unreasonably withheld or delayed, and any settlement agreement entered into by the Advisor shall require written approval, within the time frame established by the Advisor, of the Indemnified Persons, which approval shall not be unreasonably withheld.

(ii) Right to Counsel. The Indemnified Persons shall have the right to employ counsel in their, its, his or her sole discretion. Such Indemnified Persons shall be responsible for the expenses of such separate counsel except as provided in Subsection 6(c)(iii). The Advisor agrees to cooperate fully with the Indemnified Persons and their separate counsel in responding to such threatened or actual claims.

(iii) Separate Counsel. The Advisor agrees to cooperate fully with the Indemnified Persons in responding to such threatened or actual claims. The Indemnified Persons shall have the right to reasonable expenses of separate counsel paid by the Advisor, provided that the Advisor shall not be liable for any legal or other expenses incurred in connection with any such threatened claim or defense that were not specially authorized by the Advisor in writing and provided that the Advisor shall have received a written opinion reasonably acceptable in form and substance to the Advisor of counsel reasonably acceptable to the Advisor (and which counsel shall not represent or otherwise be affiliated with any of the Indemnified Persons) that there exists a material conflict of interest between one or more of the Indemnified Persons and the Advisor in the conduct of the response to a threatened claim or in the conduct of the defense of an actual claim, in which event the Advisor shall be liable for the reasonable legal expenses of each counsel whose appointment is necessary to resolve such conflict; provided, however, the Advisor shall not be responsible for more than one (1) counsel for all Indemnified Persons and selection of such counsel shall be reasonably acceptable to the Advisor.

(iv) Payment of Expenses. Expenses (including counsel fees) specifically authorized by the Advisor and actually and reasonably incurred by the Indemnified Persons in defending against or responding to such threatened or actual claims as provided in (i) and (iii) of this Subsection shall be paid as they are incurred. If an Indemnified Person is reasonably required to bring any action to enforce rights or collect monies due under Subsection 6(c) and is successful in such action, the Advisor shall reimburse such Indemnified Person or its subrogee for reasonable fees and expenses incurred in bringing and pursuing such action.

(v) Supplemental Rights. Indemnification pursuant to Subsection 6(c) is intended to be supplemental to any other rights to indemnification available to the Indemnified Persons. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnified Persons’ rights to indemnification under law.

(vi) Third Party Beneficiaries. The indemnifying party acknowledges that the Indemnified Persons are intended to be third-party beneficiaries of Subsection 6(c).

7. Transactions Prohibited with Respect to the Advisor. The Advisor, its officers, partners, directors and affiliates, and each of them, shall not, with respect to the Trust, (a) as a principal, purchase assets from or sell assets to the Fund, (b) receive any compensation or fees with respect to the Fund, other than the fees provided for in Appendix A to this Agreement and the separate investment advisor agreement dated December 8, 2010 (“Sub-Advisor Agreement”), pursuant to which the Advisor has been retained by the Trustee to act as an investment advisor with respect to the Sub-Account described in the Sub-Advisor Agreement.

8. Reports and Meetings.

(a) Quarterly Reports. At least quarterly the Advisor shall render to the Trustee and ABRF, or their designee, reports concerning its services under this Agreement based on the reporting procedures set forth in Appendix F, which is hereby adopted and made a part of this Agreement.

(b) Meetings. The Advisor will meet with the Trustee and with such other persons as the Trustee may designate on reasonable notice and at reasonable times and locations, to discuss matters relating to the advisory services to be provided by the Advisor pursuant to this Agreement.

(c) Additional Reports. The Advisor shall furnish to the Trustee and ABRF such additional reports and information as may be reasonably requested by the Trustee or ABRF.

9. Accounting. The Advisor shall keep accurate and detailed records concerning its services under this Agreement and all such records shall be open to inspection at all reasonable times by the Trustee and ABRF, or their designee, and by duly authorized representatives of the Secretary of Labor and the Secretary of the Treasury acting pursuant to their authority under ERISA and the Code, respectively, and other appropriate regulatory authorities.

10. Advisor’s Compensation. The amount and manner of payment of fees payable by the Trustee to the Advisor for the Advisor’s services under this Agreement are set forth in Appendix A. The Advisor agrees that if it enters into a fee schedule with any new non-eleemosynary client whose portfolio is advised or managed under the same investment policies and objectives as the Subaccount, and is similarly or smaller sized, for services which are similar to the services provided under this Agreement and such fee schedule contains fees that are less than the fees set forth in Appendix A, it will offer the same fee schedule to the Trustee, which shall have the right to require the amendment to Appendix A to reflect that lower fee schedule.

11. Removal and Resignation.

(a) Removal of the Advisor. Upon written notice to the Advisor, the Advisor may be removed by the Trustee.

(b) Resignation of the Advisor. The Advisor may resign under this Agreement upon sixty (60) days’ prior written notice to the Trustee. The Advisor shall concurrently advise ABRA in writing of such resignation and the effective date thereof.

(c) Termination of Obligations. The respective obligations of the Advisor and the Trustee under Section 6 of the Agreement shall survive any such removal or resignation or other termination of this Agreement.

12. Termination, Amendment or Modification. The provisions of this Agreement may not be terminated, changed, modified, altered or amended in any respect except in a writing signed by the parties.

13. Definitions. As used herein the following terms shall have the meanings ascribed to them in the following sections of this Agreement:

Term Defined	Section

ABA Members Collective Trust	Introduction
ABA Members Plans	Introduction
ABRA	Introduction
Advisers Act	2
Advisor	Introduction
Advisor’s Amendment	4(c)(i)
Advisor’s Recommendation	4(c)(ii)
Agreement	Introduction
Authorized Transaction	4(c)(iii)
Broker List	4(c)(i)
business day	2
Code	Introduction
Declaration of Trust	Introduction
ERISA	2
Fund	Introduction
Fund Declaration	4(b)
Indemnified Persons	6(c)(i)
Plans	Introduction
NTI	Introduction
Subaccount	Introduction
Suggested Response	4(e)
Termination Date	8(c)
Trustee	Introduction
Trustee’s Response	4(c)(ii)
Trustee’s Rejection	4(e)
Trusts	Introduction
Valid Notice	4(c)(v)

14. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Illinois and, to the extent of any federal preemption, the laws of the United States of America.

15. Binding upon Successors. This Agreement shall be binding upon and enforceable by the successors to the parties hereto.

16. Assignment. The Advisor may not assign this Agreement (including for this purpose any assignment within the meaning of the Advisers Act), or any rights or responsibilities hereby created, without the prior written consent of the Trustee, which consent may be withheld by the Trustee in its sole discretion; however, the parties may amend this Agreement from time to time in accordance with Section 12.

17. Notices. Written notices shall be deemed effective with respect to a party upon delivery to such party at the address set forth below or to such other address as may be provided in writing from time to time by such party:

To the Advisor:	Galliard Capital Management, Inc. LaSalle Plaza – Suite 1100 800 LaSalle Ave. Minneapolis, MN 55402 Attention: John R. Caswell Telecopier: 866-682-8295

To the Trustee:	Northern Trust Investments, N.A. 50 South LaSalle Street Chicago, Illinois, 60603 Attention: Tom Benzmiller

18. Oral Communications. Oral communications between the parties to this Agreement shall be effective hereunder only to the extent specifically authorized herein. By its execution of this Agreement, each of the parties hereto acknowledges that the other party may record any such oral communications and consents to any such recording. All oral communications shall be confirmed in writing, except that if an oral communication is recorded such recording shall be controlling and no written confirmation shall be required.

19. Authority. The parties to this Agreement represent, respectively, that they have duly authorized the execution, delivery and performance of this Agreement and that neither such execution and delivery nor the performance of their obligations hereunder conflict with or violate any provision of law, rule or regulation, or any instrument to which either is a party or to which any of their respective properties are subject and that this Agreement is a valid and binding obligation.

20. Authorized Representatives of the Advisor. The Advisor from time to time shall by written notice certify to the Trustee the name of the person or persons authorized to act on behalf of the Advisor. Any person so certified shall be deemed to be the authorized representative of the Advisor. The Advisor shall give written notice to the Trustee when any person so certified ceases to have the authority to act on behalf of the Advisor, but such revocation of authority shall not be valid until the notice is received by the Trustee. The Advisor will notify the Trustee in writing of any significant changes in the officers of the Advisor and any changes in the personnel of the Advisor responsible for investment of the assets of the Subaccount within twenty (20) business days after such change.

IN WITNESS WHEREOF, the parties have executed this Agreement effective December 8, 2010.

NORTHERN TRUST INVESTMENTS, N.A.

By:	/s/ Joseph W. McInerney
	Name:	Joseph W. McInerney
	Title:	Senior Vice President

GALLIARD CAPITAL MANAGEMENT, INC.

By:	/s/ John R. Caswell
	Name:	John R. Caswell
	Title:	Managing Partner